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                             [PwC Office Letterhead]

                        Report of Independent Accountants

To the Board of Directors and Shareholders of Jacobs & Company Mutual Fund


In planning and performing our audit of the financial statements of Jacobs & Company Mutual Fund, a series of Advisors Series Trust (the "Company") for the year ended January 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted the following matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above. These conditions were considered in determining the nature, timing and extent of the procedures to be performed in our audit of the financial statements of the Company for the period June 11, 2001 (commencement of operations) to January 31, 2002, and this report does not affect our report dated July 19, 2002.

The Company failed to adhere to its pricing policies described in its prospectus for certain GNMA securities and written options. The failure to adhere to these policies caused the Company's net asset value to be misstated for several months. The Company has recalculated its net asset value for this period using the correct pricing policies, and we have been informed by management that all shareholder transactions will be reprocessed. In addition management has informed us that procedures have been adopted to assure that the Company's pricing policies are properly implemented.

The Company maintained a portion of its cash and securities at a broker/dealer in an account registered in the name of the Company. The broker/dealer was not an approved custodian, and securities counts required under the Investment
Company Act of 1940 were not performed. The Company has informed us that it is taking the actions necessary to assure it maintains proper custody of its assets.

Reconciling items on the custody and cash reconciliations were not investigated and resolved on a timely basis. Had these reconciling items been investigated promptly, the failure to maintain proper custodial control over a portion of the Company's assets would have been identified and corrected . Fund accounting procedures to identify and resolve all reconciling items are currently being performed.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


[PricewaterhouseCoopers LLP (signed)]
[Date]